Exhibit 5.1

August 09, 2024

Axogen, Inc.

13631 Progress Boulevard, Suite 400

Alachua, Florida 32615

RE: Axogen, Inc. - Registration Statement on Form S-8

To Whom It May Concern:

This law firm serves as counsel to Axogen, Inc., a Minnesota corporation (the “Company’’), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act’’). The Registration Statement relates to the registration of (i) 1,050,000 shares (the “Shares’’) of the Company’s common stock, par value $0.01 per share (the “Common Stock’’), that may be issued upon the settlement of 1,050,000 performance stock units (the “Inducement PSUs”) and (ii) a total of 2,500,000 shares of the Company’s Common Stock reserved for issuance to eligible persons under the Axogen, Inc. Third Amended and Restated 2019 Long-Term Incentive Plan (the “Plan’’).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the shares of Common Stock reserved under the Plan. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares and shares of Common Stock reserved under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares or shares of Common Stock covered by each such issuance.

Based upon the foregoing, we are of the opinion that the Shares and the shares of Common Stock reserved under the Plan, when issued and sold in accordance with the terms set forth in the agreements that accompany the Inducement PSUs, or when issued and sold in accordance with the terms set forth in the Plan will be validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely on the Minnesota Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Adam Hersh Esq.
Adam Hersh Esq.
President, Blue Chip Law®

301 W. PLATT STREET - SUITE A-339

TAMPA, FL 33606

PHONE: 813.588.5100 - FAX: 813.607.4120

WEBSITE: WWW.BLUECHIP.LAW